Exhibit 99.1

FORMER EXECUTIVES SETTLE LITIGATION WITH DPL

DAYTON, Ohio — May 21, 2007 — DPL Inc. (NYSE: DPL) announced today, subject to court approvals, that Peter H. Forster, its former chairman; Caroline E. Muhlenkamp, its former group vice president and interim chief financial officer; and Stephen F. Koziar Jr., its former president and chief executive officer have agreed to resolve litigation brought by DPL in the Court of Common Pleas, Montgomery County Ohio.  Commenting on the settlement, Glenn Harder, Chairman of the Board of Directors of DPL, said:  “It is appropriate to have this litigation resolved in a manner that provides positive economic value for our shareholders and resolves the litigation with the former executives.  I believe this is clearly a good outcome for DPL.”

As previously reported in DPL’s public filings with the Securities and Exchange Commission, in August 2004 DPL brought a lawsuit against the three former executives asserting, among other claims, that the former executives had breached their fiduciary duties and therefore should forfeit their deferred compensation as well as vested stock based compensation.  The former executives filed counterclaims against DPL and related parties asserting claims based on the former executives’ employment and consulting contracts and various compensation plans.

Under the settlement agreement, the three former executives relinquished all of their claims in this litigation of approximately $134 million, including amounts held in various deferred compensation trusts.  The amounts to be relinquished by the former executives include deferred compensation worth approximately $43 million, a purported 4.8 million stock options with an estimated value of $52 million, claimed bonuses and compensation of $21 million and a claim for attorneys’ fees of approximately $18 million.  The foregoing dollar amounts relating to equity compensation are estimated based upon the May 18, 2007 closing price for DPL common stock.  The former executives will receive $25 million, less all applicable withholding taxes, from existing master trusts. The former executives also will be responsible for paying all of their attorneys’ fees.  In addition, Forster and Muhlenkamp agreed to dismiss their lawsuit against the purchasers of DPL’s financial asset portfolio.

In exchange for the above amounts, the Company will drop all of its claims and expects to report a gain in the second quarter.  A complete accounting analysis of the settlement is underway.  The effect of the settlement at this date is estimated as follows:

•                  Increase net income by approximately $23 million as a result of reversing previously taken accruals

•                  Increase total basic earnings per share by approximately $0.22

•                  Reduce the number of fully diluted shares outstanding by approximately 2.6 million

These estimates exclude the recovery by the Company of legal fees of $14.5 million under a fiduciary insurance policy during the second quarter as well as the ongoing legal fees incurred by the Company since March 31, 2007.

More detailed financial results of the litigation settlement will be provided in the Company’s next public filing with the Securities and Exchange Commission on Form 10-Q for the quarter ending June 30, 2007.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company. DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER). DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units. Further information can be found at www.dplinc.com.

Certain statements contained in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental and other laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, delays and supplier availability; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; fluctuations in the Company’s stock price, financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

CONTACT:  DPL Inc.
Media Contact:
DPL Media Line, 937-224-5940

ANALYST CONTACT:
Joseph R. Boni III, Treasurer
937-259-7230